Exhibit 99.1

Contacts
Debra DiMaria
Chief Financial Officer
516-535-3681
debrad@proginet.com

Proginet Announces Record Revenues and Sustained Profitability

Garden City, N.Y.—February 28, 2006—Proginet [OTCBB: PRGF], developer of software to enable the controlled integration of data across enterprises of all sizes, today announced record revenues and sustained profitability for the second quarter of FY 2006, which ended January 31, 2006.

“We are delighted to be reporting a net profit of $121,013 for the quarter and revenues of $2,255,471, which is a new revenue record and an increase of more than $200,000 compared to the equivalent period in FY 2005,” said Kevin M. Kelly, Proginet’s President and CEO. “Having announced record revenues last quarter, it is particularly satisfying to note that we've exceeded that record here. It's a considerable achievement, and having achieved our tenth consecutive quarter of year-over-year revenue growth, we see good things on the horizon."

"Professional service revenue continues to be a strong overall contributor, with revenues of $183,055 for the quarter, an increase of more than 80% compared to the equivalent period in fiscal 2005," continued Mr. Kelly. “With everybody in the organization focused on maintaining this momentum, we expect revenue growth and profitability to continue for the remainder of fiscal year 2006," he added.

Investor Call
The Company will hold an informational investor conference call on Wednesday, March 1, 2006 at 4:30 p.m. EST to provide investor updates and answer questions. Please call (516) 535-3683 by 12 p.m. EST on Wednesday, March 1, 2006 to register for the conference call.

	Financial Highlights
	Three months ended January 31,		Six months ended January 31,
	2006	2005	2006	2005
Software license revenue	$609,974	$905,427	$1,168,046	$1,868,064
Software maintenance fees and other	1,462,442	1,047,472	2,868,966	2,053,465
Professional services	183,055	100,668	368,924	169,788
Total revenues	2,255,471	2,053,567	4,405,936	4,091,317
Net income (loss)	121,013	(111,067)	395,867	87,903
Income (loss) per share	.01	(.01)	.03	.01
Cash flows from operations	847,959	150,091	1,141,468	652,111

	Quarter Ended January 31, 2006	Year Ended July 31, 2005
Cash and cash equivalents	$1,706,270	$1,353,316
Total assets	8,411,388	8,322,411
Total liabilities	3,376,755	3,597,788
Total stockholders’ equity	5,034,633	4,724,623

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About Proginet Corporation
Proginet Corporation develops software to enable the controlled integration of data across enterprises of all sizes. Throughout its 20-year history, the company has earned a solid reputation for its multi-platform expertise and dedication to customer service. Its products, including CyberFusion®, CyberFusion Integration (CFI) Suite™, SecurForce™, SecurAccess™, and SecurPass®, support all major computing platforms, from PCs to mainframes. Proginet’s global customer base spans more than 23 countries and includes many Fortune 500 companies. The company is headquartered in Garden City, N.Y., with offices in Toronto, Canada, and is publicly traded under the symbol [OTCBB: PRGF]. For more information, visit www.proginet.com.

Disclaimer

This press release may contain forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as “expect,” “believe,” “may,” “will,” “plans” and “anticipate,” or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.

The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission, including but not limited to Form 10-KSBs, Form 10-QSBs, and Form 8-Ks (www.sec.gov).